Free Writing Prospectus

Dated May 8, 2013

Filed Pursuant to Rule 433

Registration No. 333-174975

Registration No. 333-174975-07

$920MM CarMax Auto Owner Trust 2013-2

Joint-Leads: Barclays (str), BofAML, Wells

Co-Managers: JPM, RBC, Scotia

CL	$AMT(mm)	WAL	S&P/F	PWIN	L.FIN	SPREAD	YIELD	COUP	PRICE
A-1	138.00	0.27	A-1+/F1+	1-6	05/14	0.21%YLD	0.210%	0.21%	100.00%
A-2	310.00	1.10	AAA/AAA	6-21	06/16	+12	0.423%	0.42%	99.99712%
A-3	288.00	2.45	AAA/AAA	21-39	01/18	+23	0.643%	0.64%	99.99480%
A-4	133.86	3.73	AAA/AAA	39-48	11/18	+23	0.848%	0.84%	99.97614%
B	20.70	4.00	AA/AA	48-48	01/19	+55	1.220%	1.21%	99.97305%
C	17.94	4.00	A/A	48-48	03/19	+95	1.620%	1.61%	99.98237%
D	11.50	4.00	BBB/BBB	48-48	11/19	+140	2.070%	2.06%	99.99568%

TICKER:	CARMX 2013-2

REGISTRATION:	SEC-REG

EXPECTED PXG:	PRICED

EXPECTED RATINGS:	S&P/FITCH

EXPECTED SETTLE:	05/16/13

PXG SPEED:	1.3% ABS to 10% CALL

FIRST PAY:	06/17/13

ERISA ELIGIBLE:	Yes

BILL & DELIVER:	BARCLAYS

MIN DENOMS:	$5K x $1K

CUSIPS	A1: 14313MAA2 A2: 14313MAB0 A3: 14313MAC8 A4: 14313MAD6 B: 14313MAE4 C: 14313MAF1 D: 14313MAG9

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847.